Exhibit 99.1

PRESS RELEASE

For Further Information Contact:

Ray Christie

Phone: (510) 668-2200 or

Email: rchristi@thermawave.com

Therma-Wave, Inc. Announces Closing of $12.8 Million Private Placement of Common Stock

Fremont, California - September 16, 2003 -- Therma-Wave, Inc. (Nasdaq: TWAV) announced today that it has closed a private placement of 5,800,000 shares of its common stock for an aggregate price of approximately $12,760,000 (or $2.20 per share) will be received shortly.

Boris Lipkin, Therma-Wave president and chief executive officer said: "We are pleased to announce the closing of the privatethe private placement and welcome a number of new investors. The capital raised through this transaction will further enhance Therma-Wave's financial position. These funds will also provide the Company with increased flexibility to innovate advanced process control metrology systems to meet the needs of our customers worldwide."

The Company intends to use the net proceeds of the sale of shares to provide additional working capital and to strengthen its balance sheet. Therma-Wave's placement agent for this offering was Needham & Company, Inc.

The securities offered and sold in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or on applicable exemption from registration requirements. However, as part of the transaction, the Company has agreed to file a registration statement with the Securities and Exchange Commission regarding the shares of common stock issued in the private placement. This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy the securities.

About Therma-Wave, Inc.

Since 1982, Therma-Wave, Inc. has been revolutionizing process control metrology systems through innovative, proprietary products and technologies. The company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading-edge products to the semiconductor manufacturing industry for the measurement of transparent, semi- transparent, and opaque thin films, for the monitoring of ion implantation, and for the integration of metrology into semiconductor processing systems. For further information about Therma-Wave, Inc., access our web site at www.thermawave.com

This press release contains statements that are forward-looking in nature and involve certain significant known and unknown risks, uncertainties, potential delays and other factors. As a result, actual events could differ materially from such forward-looking statement. Any forward-looking statement in this new release is qualified in its entirety by such risks and uncertainties.